Exhibit 99.2

March 10, 2016

Dear Fellow Shareholders,

Continuing our Momentum

As Pulmatrix moves into 2016, we wanted to describe to our shareholders the significant progress the Company is making—and how our momentum is expected to continue throughout the upcoming year. Our goal at Pulmatrix is to become a leading developer of innovative, differentiated inhaled therapies for patients suffering from serious pulmonary diseases like cystic fibrosis and chronic obstructive pulmonary disease building around our expertise in Respiratory drug development and our novel iSPERSE inhaled dry powder technology. We are rapidly moving towards that goal, as shown by our results in 2015.

Last year was a transformative one for the Company. We went public on the NASDAQ. We delivered on the promise of our patented iSPERSE technology with a strong pipeline of product candidates and clinical trial results. We announced our PUR1900 drug candidate, the first inhaled antifungal to treat infections in the airways of cystic fibrosis patients. We reported clinical data on lung function improvement in COPD patients with PUR0200, an iSPERSE version of a marketed once daily inhaled bronchodilator; PUR0200 delivered at less than 20% of the reference product dose provided matching lung function improvement. Even with uncertain market conditions and volatile public markets, we have built a strong fundamental story and have maintained the pace of our business activities.

We intend to continue to keep up that pace in 2016, thanks to the dedication of our scientists and management to developing products that can make a real difference in the lives of patients, and to the much-appreciated support of our shareholders.

Advancing our Pipeline

In 2016, management will relentlessly focus on making progress with our two lead clinical development programs: PUR1900, the anti-fungal for cystic fibrosis patients, and PUR0200, a bronchodilator for chronic obstructive pulmonary disease (COPD). At the same time, we are pushing forward quickly on earlier stage work on candidate(s) for idiopathic pulmonary fibrosis (IPF), a fatal rare pulmonary disease.

The markets we are aiming for are significant. We project that the global market for our inhaled antifungal, PUR1900, for cystic fibrosis exceeds $250 million per year at peak sales. The annual worldwide sales for all daily long acting muscarinic antagonist (LAMA) bronchodilators for chronic obstructive pulmonary disease (COPD), such as PUR0200, continue to grow year over year, and is forecasted to top $10 billion by 2020.

Here are some of the milestones we expect to achieve in 2016 with our pipeline of products as we move forward to capture those markets:

For PUR1900:

We are planning to file our Clinical Trial Application (CTA) early in the third quarter of 2016 in the European Union (EU). We have already begun making sufficient quantities of the product for the clinical trial through our recently announced alliance with Capsugel/BEND Research.

99 Hayden Avenue, Suite 390 Lexington, MA 02421   t. 781.357.2333   f. 781.357.2399             www.pulmatrix.com

In addition, Pulmatrix intends to begin a Phase 1/1b trial in healthy normal volunteers and cystic fibrosis patients in the second half of 2016. This multi-site trial is planned for the EU. The Company anticipates favorable safety and tolerability data as well as pharmacokinetic (PK) information from the Phase 1 healthy volunteer portion by end of year 2016. The Phase 1b portion of the trial in CF patients is expected to provide similar data by the first quarter of 2017.

Pulmatrix plans to expand the PUR1900 program outside of cystic fibrosis by the first quarter of 2017, targeting other rare diseases and exploring the use of antifungals to prevent disease as well as to treat existing disease. Pulmatrix expects to move into parallel clinical development of this program in 2017. We estimate the addressable market for prophylactic use of PUR1900 to peak at over $700 million in annual sales. Together with the $250 million annual peak sales for cystic fibrosis, the total potential value of PUR1900 approaches $1 billion annually, with even further opportunities in severe asthma.

For PUR0200:

We started enrollment of a European pilot pharmacokinetic (PK) bioequivalence trial for PUR0200, a once daily bronchodilator for COPD, in January 2016 and completed dosing this past week. We expect clinical pharmacokinetic (PK) data in the first half of 2016.

The PK data sets from the PUR0200 trial are expected to lead into additional development work in the second half of 2016 to support a future European pivotal PK Bioequivalence trial.

We are also expanding an ongoing research collaboration, which is developing a multi-dose dry powder version of PUR0200, into a larger development and commercialization partnership targeting the US market in the second half of 2016.

For PUR1500:

Pulmatrix expects to complete preclinical PK and pharmacodynamic (PD) evaluation of PUR1500, a treatment for idiopathic pulmonary fibrosis (IPF) by the second quarter of 2016. The goal is to select a lead active pharmaceutical ingredient that can slow down the progression of this rare and generally fatal disease. The candidates include small molecule kinase inhibitors and/or novel small molecules focused on an undisclosed target. The market for effective treatments for IPF is projected to be more than $3 billion dollars per year within the next few years.

For CM-YJHO1:

Supported by a Small Business Innovation Research (SBIR) award from the National Institutes of Health, Pulmatrix is collaborating with Celdara Medical to develop a new therapeutic for an additional (though still undisclosed) biological target for IPF. Ongoing preclinical PK/PD studies are expected to enable us to identify a lead product candidate for further advancement.

Maintaining Strong Fundamentals

Pulmatrix is backed by a strong syndicate of U.S. healthcare investors and maintains a strong balance sheet. At the end of 2015, we had approximately $18.9 million in cash.

Pulmatrix Research and Development (R&D) has been reaching our fundamental goals on time and on budget. In addition, our investor relations program is working intensively to increase investor awareness, provide corporate transparency, and offer shareholders an open conduit for communication.

99 Hayden Avenue, Suite 390 Lexington, MA 02421   t. 781.357.2333   f. 781.357.2399             www.pulmatrix.com

In parallel to our R&D efforts, Pulmatrix has initiated extensive business development activities in order to advance our programs. Starting with a previously announced research collaboration around PUR0200, we are actively negotiating with other potential partners to increase the pace of commercial development for additional products in our pipeline.

2016 will be an important year for Pulmatrix. Our smart and experienced team is committed and motivated to bring our products to market as quickly as possible—and those markets are expected to be large because of the many advantages of our iSPERSE technology.

As a result, we believe Pulmatrix is poised to stand out as a technology driven specialty pharma company delivering great value to both patients and investors.

In the coming weeks, we look forward to providing updates and news related to our advancing development pipeline.

Thank you for your interest in Pulmatrix and your continued support.

Respectfully,

Robert W Clarke, PhD

CEO

Pulmatrix Inc.

About iSPERSE™

At the core of our drug development pipeline lies our patented iSPERSE™ technology, which stands for inhaled Small Particles Easily Respirable and Emitted. The iSPERSE™ dry powder technology was developed, patented and validated by our team of scientists and engineers and importantly, we believe solves the significant limitations of other inhaled technologies available today, such as nebulizers, metered dose inhalers, and conventional lactose blend dry powder inhalers.

In short, iSPERSE™ particles are engineered to be small, dense, and easily dispersible. This ensures the powders fly easily upon inhalation, thereby making drugs more efficiently delivered to the airways improving dosing characteristics. This targeted airway delivery of drugs also reduces systemic exposure and potential side effects. Importantly, unlike other traditional inhalation technologies, iSPERSE™ is also flow rate independent, which should provide reliable dose delivery across patient populations regardless of the status of their lung function.

We are well positioned to efficiently apply our technology across several types of pulmonary diseases and therapeutic modalities to build out a deep pipeline of proprietary therapeutic products. Using our internal engineering expertise and an outsourced model of commercial manufacture, Pulmatrix intends to scale its technology to support clinical development and eventual commercial launch of iSPERSE™ products, reducing risk to timelines and burn rate.

99 Hayden Avenue, Suite 390 Lexington, MA 02421   t. 781.357.2333   f. 781.357.2399             www.pulmatrix.com

In addition, we have a robust portfolio of patents relating to our iSPERSE™ technology with more than 100 patents granted or pending in 19 patent families. As our iSPERSE™ platform technology continues to advance through our pipeline, we intend to expand our patent portfolio to capture improvements.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for rare diseases, including PUR1900, an inhaled anti-fungal for patients with cystic fibrosis (CF). In addition, Pulmatrix is pursuing opportunities in major pulmonary diseases through collaborations, including PUR0200, a branded generic in clinical development for chronic obstructive pulmonary disease (COPD). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com

99 Hayden Avenue, Suite 390 Lexington, MA 02421   t. 781.357.2333   f. 781.357.2399             www.pulmatrix.com